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                                                  EXHIBIT 11

                                             OGDEN CORPORATION AND SUBSIDIARIES

                                DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

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                                                  FOR THE NINE MONTHS FOR THE THREE MONTHS
                                                      ENDED SEPTEMBER 30,  ENDED SEPTEMBER 30,
                                                          1994      1993     1994     1993
                                                                (In Thousands)
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NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                         43,565    43,343   43,593   43,460

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                         43,565    43,343   43,593   43,460
Shares issuable for conversion of preferred stock          331       360      325      350
Shares issuable for conversion of debentures                          56

Number of shares used for computation                   43,896    43,759   43,918   43,810

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Income before cumulative effect of changes
in accounting principles                               $51,710   $44,637  $18,742  $14,723
Add (less): adjustments arising from minority
            interests in consolidated subsidiaries           7        24        5       11
            dividends on Ogden preferred stock            (139)     (151)     (45)     (49)

Consolidated income applicable to Ogden common stock   $51,578   $44,510  $18,702  $14,685
Cumulative effect of changes in accounting
principles                                             $(1,520)  $(5,340) $     0  $     0


COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Income before cumulative effect of changes
in accounting principles                               $51,710   $44,637  $18,742  $14,723
Add: adjustments arising from minority
      interests in consolidated subsidiaries                 7        24        5       11
      debenture interest-net of applicable
      income taxes                                                    16                (1)

Consolidated income applicable to Ogden common stock   $51,717   $44,677  $18,747  $14,733

Cumulative effect of changes in accounting
 principles                                            $(1,520)  $(5,340) $     0  $     0

Note:

      Earnings per common share were computed by dividing net income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

      Earnings per common share, assuming full dilution, were computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or at the date of issuance or grant, if dilutive.  This computation provides for the elimination of related convertible debenture interest and preferred dividends.
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